EXHIBIT (a)(1)(v)

FORM OF COMMUNICATION TO
REGENERON PHARMACEUTICALS, INC. OPTIONHOLDERS CONFIRMING RECEIPT OF
ELECTION FORM/NOTICE OF WITHDRAWAL

To:	[Name of Optionholder]
From:	Regeneron Pharmaceuticals, Inc.
Date:	[ ], 2005
Re:	Confirmation of Receipt of [Election Form OR Notice of Withdrawal]

     This message confirms that we have received your [Election Form OR Notice of Withdrawal] in connection with our offer being made to eligible employees to tender options to purchase our Common Stock, upon the terms and conditions set forth in the Offer to Exchange dated December 3, 2004 (as amended or supplemented from time to time, the “Offer to Exchange”) and the related Election Form (which together constitute the “Offer”). The Offer will expire at 6:00 p.m. Eastern Time, on January 5, 2005, unless the Offer is extended in accordance with the Offer to Exchange.

     If you have any questions, please contact us by phone to 914-345-STOK or to our internal e-mail address, OptionsExchange@Regeneron.com. or by interoffice mail.